Filed Pursuant to Rule 433
Registration Nos. 333-208659 and
333-208659-02

Free Writing Prospectus dated September 7, 2017

USAA Auto Owner Trust 2017-1

Issuing Entity

USAA Acceptance, LLC	USAA Federal Savings Bank
Depositor	Sponsor, Seller and Servicer

The depositor has prepared a preliminary prospectus dated September 7, 2017, which describes the notes to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s Investors Service, Inc.	S&P Global Ratings
Class A-1 Notes	P-1 (sf)	A-1+ (sf)
Class A-2 Notes	Aaa (sf)	AAA (sf)
Class A-3 Notes	Aaa (sf)	AAA (sf)
Class A-4 Notes	Aaa (sf)	AAA (sf)
Class B Notes	A3 (sf)	A (sf)

It is a condition to the issuance of the notes that, on the closing date, each class of notes receive at least the ratings listed above.

UNDERWRITERS

Mizuho Securities	RBC Capital Markets

Solely with respect to the Class A Notes:

Deutsche Bank Securities	Goldman, Sachs & Co. LLC	Lloyds Securities	SMBC Nikko

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 866-271-7403.